Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-228989, 333-229958 and 333-237110) and Form S-3 (No. 333-239124) of Bank First Corporation and Subsidiaries of our report dated February 28, 2025, with respect to the consolidated financial statements of Bank First Corporation and Subsidiaries and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

February 28, 2025